Filed Pursuant to Rule 433
File No: 333-264684

Canadian National Railway Company

US$300,000,000 5.850% Notes due 2033
US$300,000,000 6.125% Notes due 2053

Pricing Term Sheet

October 30, 2023

Issuer:	Canadian National Railway Company

Ratings (Moody’s / S&P):*	A2 / A-

Trade Date:	October 30, 2023

Settlement Date:	November 1, 2023 (T+2)

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC U.S. Bancorp Investments, Inc. BNP Paribas Securities Corp.

Senior Co-Managers:	BofA Securities, Inc. BMO Capital Markets Corp. RBC Capital Markets, LLC Scotia Capital (USA) Inc. TD Securities (USA) LLC Wells Fargo Securities, LLC

Co-Managers:	CIBC World Markets Corp. Desjardins Securities Inc. SMBC Nikko Securities America, Inc.
US$300,000,000 5.850% Notes due 2033

Maturity Date:	November 1, 2033

Security Type:	5.850% Notes due 2033

Principal Amount:	US$300,000,000

Benchmark Treasury:	3.875% due August 15, 2033

Benchmark Treasury Price / Yield:	92-07+ / 4.881%

Spread to Benchmark Treasury:	+100 basis points

Yield to Maturity:	5.881%

Coupon:	5.850% per annum, accruing from November 1, 2023

Price to Public:	99.768% of principal amount

Interest Payment Dates:	May 1 and November 1 of each year, commencing on May 1, 2024

Optional Redemption:

The Issuer may redeem the 2033 Notes, at its option, in whole or in part, at any time and from time to time prior to August 1, 2033 at a redemption price equal to the greater of (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2033 Notes matured on August 1, 2033) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the preliminary prospectus supplement dated October 30, 2023, the “Preliminary Prospectus Supplement”) plus 15 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the 2033 Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

The Issuer may redeem the 2033 Notes on or after August 1, 2033 in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2033 Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

CUSIP / ISIN:	136375DH2 / US136375DH23
US$300,000,000 6.125% Notes due 2053

Maturity Date:	November 1, 2053

Security Type:	6.125% Notes due 2053

Principal Amount:	US$300,000,000

Benchmark Treasury:	3.625% due May 15, 2053

Benchmark Treasury Price / Yield:	78-09+ / 5.046%

Spread to Benchmark Treasury:	+110 basis points

Yield to Maturity:	6.146%

Coupon:	6.125% per annum, accruing from November 1, 2023

Price to Public:	99.714% of principal amount

Interest Payment Dates:	May 1 and November 1 of each year, commencing on May 1, 2024

Optional Redemption:

The Issuer may redeem the 2053 Notes, at its option, in whole or in part, at any time and from time to time prior to May 1, 2053 at a redemption price equal to the greater of (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2053 Notes matured on May 1, 2053) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 20 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the 2053 Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

The Issuer may redeem the 2053 Notes on or after May 1, 2053 in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2053 Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

CUSIP / ISIN:	136375DJ8 / US136375DJ88

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The offer and sale of the securities to which this communication relates is being made solely in jurisdictions outside Canada in compliance with the applicable rules and regulations of such jurisdictions.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc., toll-free, at 1-800-831-9146, J.P. Morgan Securities LLC, collect, at 212-834-4533 or U.S. Bancorp Investments, Inc., toll-free, at 1-877-558-2607.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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